SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
 ____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  May 18, 2016

LIVE FIT CORP
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)
333-197291 (Commission File Number)	90-1035363 (IRS Employer Identification No.)

RM 1001, Unit 5, Building 8, ShangPin FuCheng FuZe Garden,
YanJiao Development District, SanHe City
Heibei Province, China
(Address of principal executive offices and zip code)

+8618600638662
(Registrant’s telephone number, including area code)

Lyoner Strasse 14, Frankfurt,
Germany 60528
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 18, 2016, Lu Zhong Hua resigned from her positions as President, Secretary, Treasurer and Chief Financial Officer of the Company. Also, she resigned from her position as the sole director of the Company. In her capacity as a director, Lu Zhong Hua appointed Mr. CHAN Wai Lun to fill the vacancy created by her resignation as the sole officer of the Company, and also appointed him to serve as a director of the Company. There were no disagreements between Lu Zhong Hua and the Company on any matter relating to the Company’s operations, policies or practices which resulted in her resignation.

Mr. CHAN, age 40, has 16 years experience in the fields of investment, finance and stock exchange listings.  In 2000, at the age of 25, Mr. Chan started Chi Yi Holdings (now known as GET Holdings Ltd. (HKEX: 8100)), which assisted companies in becoming listed on the Hong Kong Stock Exchange.  He served as Executive Director and Chief Executive Officer of Chi Yi Holdings until 2003.  Since that time, he has served as a consultant to several companies, assisting them with all aspects of organization, capital-raising and international expansion.  His areas of expertise include mergers and acquisitions and corporate restructuring. Currently, he organizes training courses on overseas listing through Jiao Tong University in Shanghai.  Mr. Chan is a graduate of Newport University California USA with a degree in Electronic and Communication Engineering. Mr. Chan also serves as a director of SavDen Group Corp., which files periodic reports with the United States Securities and Exchange Commission under Section 15(d) of the Securities Exchange Act of 1934, as amended.
There is no employment agreement between the Company and Mr. CHAN, nor is there any arrangement or plan in which we provide compensation, bonus, pension, retirement or similar benefits to Mr. CHAN. There have been no transactions to which the Company was or is to be a party, in which Mr. CHAN had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Fit Corp.

/s/ CHAN Wai Lun
CHAN Wai Lun
 Chief Executive Officer

Date: May 19, 2016